                                                                                                                     Exhibit 12.1
Statement Regarding Computation of Ratio of Earnings to Fixed Charges

                                                                                        For the Years Ended December 31,
                                                                                        --------------------------------
                                                                       2002           2001         2000          1999        1998
                                                                       ----           ----         ----          ----        ----
                                                                                         (dollars in thousands)


Income before taxes                                                 $ 92,412      $ 78,677      $ 70,238     $ 61,253     $ 62,788
Add:  Minority Interests in earnings of subsidiaries                       -             -            21           41          747
Income before taxes and minority interests                            92,412        78,677        70,259       61,294       63,535
Add:  fixed charges                                                  103,682       157,412       163,182      124,914      121,424

Earnings including interest expense - deposits          (a)          196,094       236,089       233,441      186,208      184,959
Less:  interest expense - deposits                                   (68,582)     (118,253)     (123,745)     (96,377)     (97,660)

Earnings excluding interest expenses - deposits         (b)         $127,512      $117,836      $109,696     $ 89,831     $ 87,299

Fixed Charges:
      Interest expense - deposits                                   $ 68,582      $118,253      $123,745     $ 96,377     $ 97,660
      Interest expense - borrowings                                   35,100        39,159        39,437       28,537       23,764

Fixed charges including interest expense - deposits     (c)          103,682       157,412       163,182      124,914      121,424
Less:  interest expense - deposits                                   (68,582)     (118,253)     (123,745)     (96,377)     (97,660)

Fixed charges excluding interest expense - deposits     (d)         $ 35,100      $ 39,159      $ 39,437     $ 28,537     $ 23,764

Earnings to fixed charges:
      Excluding interest on deposits                    ((b) / (d))     3.63 x        3.01 x        2.78 x       3.15 x       3.67 x
      Including interest on deposits                    ((a) / (c))     1.89          1.50          1.43         1.49         1.52
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